Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment No. 2 to Form S-1 (No. 333-255709) of our report dated March 29, 2021, with respect to the consolidated financial statements of 1847 Goedeker Inc., as of December 31, 2020 and 2019 and for the year ended December 31, 2020, and for the period from April 6, 2019 through December 31, 2019, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows of Goedeker Television Co. (“Predecessor”) for the period from January 1, 2019 through April 5, 2019. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Friedman LLP

Marlton, New Jersey
May 13, 2021